STRICTLY CONFIDENTIAL

November 5, 2007

LKA INTERNATIONAL, INC.

3724 47th St Ct. N.W.

Gig Harbor, WA 98335

USA

Attention:  Mr. Kye Abraham, President

RE:

Option and Joint Venture Agreement  --  Golden Wonder Project, Colorado

Dear Kye:

LKA International Inc. ("LKA") has advised Richmont Mines Inc. ("Richmont") that, to its knowledge and as reflected in the title materials previously provided to Richmont, it is the beneficial and registered owner of all (100%) of the right, title and interest in and to 28 lode mining claims (the "Claims") located in Hinsdale County, State of Colorado, USA.  The Claims, which are collectively known as the Golden Wonder Mine Property, are more particularly described in Schedule "A" hereto.  LKA also owns or controls certain related rights of access, permits and other rights appurtenant to or related to the Claims, including those more particularly described on Schedule "A" ("Related Rights").  The Claims and the Related Rights, including an underground mine (the " Mine ") together with any other real property rights which are now owned or hereafter acquired by either Party (as defined below) within the Area of Interest described in section 8.5 (collectively, the "Property"), shall be subject to this letter agreement (the "Letter Agreement").

Based on the foregoing, subject to the terms and conditions set forth hereinafter, Richmont hereby offers (the "Offer") to LKA to acquire a sole and exclusive option (the "Option") to acquire a fifty percent (50%) undivided right, title and interest in and to the Property (the "50% Interest") in consideration of the funding and performance by Richmont of exploration and development works at the Property and on such portions of the Mine or the Property and within the Area of Interest as contemplated hereby or as may be agreed upon by the Parties.

This Letter Agreement , as well as the execution of a formal and more detailed option and joint venture agreement (the "OJV Agreement") and the completion of all other transactions contemplated herein, are hereinafter collectively referred to as the "Transaction".  The Offer is made and the Transaction shall be completed, in accordance with the provisions and subject to the terms and conditions set forth in this Letter Agreement.  Richmont and LKA are sometimes hereinafter collectively referred to as the "Parties" and, individually, a "Party".

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

Richmont believes this proposed Transaction will extend the current mining operations within the Property and improve the financial returns thereof.  No investment will be required from LKA and no dilution will be imposed on LKA except as provided herein.

1.

ACCEPTANCE OF OFFER

1.1

LKA may accept the Offer by executing and delivering this Letter Agreement .. Upon such execution and delivery, LKA will have irrevocably granted the Option to Richmont.

1.2

In consideration for LKA granting the Option, Richmont will pay to LKA the sum of $ 300,000 (the "Option Fee" ).  The first portion of the Option Fee in the amount of $ 150,000 (the " Initial Option Fee") shall be payable by Richmont within ten days of the date LKA executes this Letter Agreement and forwards a facsimile copy of the executed Letter Agreement to Richmont , and the second portion of the Option Fee in the amount of $150,000 shall be payable within 60 days from the date LKA executes this Letter Agreement and forwards a facsimile copy of the executed Letter Agreement to Richmont.  The second portion of the Option Fee shall only be payable in the event Richmont is satisfied with the results of the review described in Section 2.4.  Within five days of payment by Richmont of the Initial Option Fee, the Parties will execute and deliver, and LKA will arrange to record, a memorandum of this Letter Agreement on title to the Property.

2.

INTERIM PERIOD AND NEGOTIATION OF THE OJV AGREEMENT

2.1

Following the execution and delivery of this Letter Agreement , the Parties shall cooperate diligently to negotiate in good faith and conclude the OJV Agreement and the Subscription Agreement (as defined below) in a timely fashion.  The OJV Agreement and Subscription Agreement will incorporate all of the terms of this Letter Agreement and such additional terms as are customary in the mining industry or as are customary for share subscription agreements, as applicable.

2.2

The OJV Agreement and Subscription Agreement shall be executed by the Parties on the date (the "Closing Date") agreed to by the Parties that is not more than 90 days following the execution and delivery of this Letter Agreement by LKA or such later date as may be reasonably required to negotiate and settle the OJV Agreement and Subscription Agreement ..  The period between the execution and delivery of this Letter Agreement by LKA and the Closing Date is referred to below as the "Interim Period".

2.3

During the Interim Period, LKA hereby irrevocably and unconditionally undertakes to refrain from:

(a)

Entering into any agreement, arrangement or proposal of any nature whatsoever which might entail a material liability, of any nature whatsoever, attaching to the Property;

(b)

Conducting all operations on the Property and at the Mine other than in the usual and ordinary course of business; and

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

(c)

LKA shall not, directly or indirectly:

(i)

enter into or continue, facilitate, entertain, offer, accept or encourage, any approach from, or discussions or negotiations with, any third party relating to (A) the acquisition by or grant to, or proposed acquisition by or grant to, that third party, or another third party, of any right, title or interest in or to the Property or the Mine or (B) any other transaction having similar effect to the Transaction;

(ii)

enter into any agreement or arrangement (whether formal or informal, written or unwritten) with any third party (A) under which that third party, or another third party, would acquire or may be granted any right, title or interest in or to the Property or the Mine or (B) providing for any other transaction having similar effect to the Transaction; or

(iii)

make available any information to a third party relating to the Property or the Mine in connection with (A) a proposal or possible proposal for or by that third party, or another third party, to acquire or be granted any right, title or interest in or to the Property or the Mine or (B) any other proposed or possible transaction having similar effect to the Transaction.

2.4

Richmont has conducted certain technical and other due diligence reviews of the Property and is satisfied with the results of the review it has conducted to date.  However, Richmont reserves the right to conduct additional legal, environmental and other inquiries, including a sampling program between the 6th and 7th levels of the Mine .. Notwithstanding any other term of this Letter Agreement, Richmont's obligations under this Letter Agreement, other than the obligation to pay the Initial Option Fee, are subject to the condition precedent that Richmont shall have satisfactorily completed its due diligence review.  Richmont agrees to use its commercially reasonably efforts to complete its due diligence review and sampling program as expeditiously as practicable, promptly to notify LKA upon completion of the review and the sampling program and make any material data, results or reports generated in the due diligence review available to LKA in a timely fashion. It is anticipated that the results of the sampling program will return an average of over 15 oz/ton, calculated on a four (4) feet (opening) width over the (vertical) length of the shaft between the 6th and 7th levels and the (horizontal) length of the actual 7th level. In the event Richmont notifies LKA in writing that it is not satisfied in its sole discretion with the results of its due diligence review or that the sampling program does not meet the expected results, this Letter Agreement shall automatically terminate , Richmont shall forfeit the Initial Option Fee and neither Party shall have any obligations to the other in respect of this Letter Agreement or otherwise ..  During the Interim Period, LKA agrees to provide Richmont with access to the Property and to all relevant data, records and other materials as Richmont may reasonably request for the purpose of completing Richmont's due diligence review.

2.5

During the Interim Period, LKA shall promptly notify Richmont in writing of any material adverse change in the status of title to the Property or the permits and other information that has been provided to Richmont by LKA (any such change, a "Notified

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

Change").  Richmont will promptly notify LKA if Richmont is not satisfied with any Notified Change.  If Richmont so notifies LKA, the Interim Period will be extended for a reasonable period, not to exceed 30 days, during which LKA will endeavor to alleviate any concern raised by Richmont.  If Richmont remains unsatisfied with respect to any Notified Change, Richmont may (a) terminate this Letter Agreement and return all data and other information provided by LKA, in which case neither Party will have any further obligations under this Letter Agreement or (b) Richmont may elect to proceed with execution of the OJV Agreement and the Subscription Agreement, in which case Richmont shall have no recourse against LKA under the OJV Agreement for the breach of any representation or warranty in the OJV Agreement to the extent the breach was identified in any Notified Change or could reasonably have been identified based on the information provided in any Notified Change.

3.

PRINCIPAL ECONOMIC TERMS

3.1

In order to maintain the Option and its rights under the OJV Agreement, Richmont must purchase LKA common shares (the "Subscription Shares") having a total acquisition cost to Richmont of US$1,500,000.

(a)

The Subscription Shares will be acquired pursuant to a subscription agreement to be entered into between the Parties on the Closing Date (the "Subscription Agreement").

(b)

The Subscription Shares will be issued to Richmont at a price per share to be determined by the Parties prior to the Closing Date, provided that in no case shall the number of Subscription Shares exceed 9.9% of the number of issued and outstanding LKA common shares.

(c)

The proceeds from the Subscription Shares will be used by LKA to offset the costs incurred by it for permitting and legal expenses relating to the Mine and general corporate overhead.

(d)

The Subscription Shares will be issued pursuant to an applicable exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the "Securities Act"), will be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and may be resold pursuant to registration under the Securities Act or an applicable exemption from such registration requirements.

(e)

The Subscription Agreement will contain customary terms and conditions, including as to:

(i)

representations and warranties regarding (A) the issuance of the Subscription Shares, including as to their due and proper issuance in compliance with all applicable laws, (B) the facts necessary to support any registration exemption LKA is relying on and (C) LKA's compliance with and good standing under all applicable laws;

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

(ii)

"piggy-back" registration rights in the event LKA proposes any public offering of its securities;

(iii)

pre-emptive rights in favour of Richmont to subscribe for its pro rata share of any future LKA stock issuances; and

(iv)

LKA's covenant to take all necessary actions to facilitate Richmont's sale of the Subscription Shares in accordance with applicable United States securities laws, including by complying at all times with all reporting, disclosure and filing obligations under such laws.

3.2

In order to maintain the Option and its rights under the OJV Agreement, Richmont must pay IBK Capital on the Closing Date the "commission" (the "Finders Fee") to the extent payable to IBK pursuant to the agreement between LKA and IBK dated November 3, 2006 as per the payment schedule detailed in section 1 of the LKA-IBK Agreement.

3.3

In order to maintain the Option and its rights under the OJV Agreement, Richmont must make the expenditures (the "Option Commitment") during the periods (the "Commitment Periods") in each case referred to in sections 3.4, 3.5 and 3.7.  The following types of expenditures ("Option Expenditures") will be included in calculating Richmont's funding of the Option Commitment:

(a)

all expenditures required to implement the Mine Plan contemplated in section 7.4, including all investments in equipment, buildings and infrastructure on or for the benefit of the Property;

(b)

Richmont's documented out-of-pocket expenses, including all fees and disbursements of Richmont's legal and other advisers, in conducting its due diligence review of the Property and the Mine ("Due Diligence Expenses");

(c)

the Finders Fee;

(d)

exploration and development costs contemplated in section 6.1;

(e)

expenditures incurred in connection with any event of force majeure as contemplated in section 8.4(c);

(f)

50% of the amounts paid by Richmont pursuant to section 3.1 to acquire common shares of LKA;

(g)

the Option Fee; and

(h)

the final settlement amount of $250,000 to be paid to Au Mining, Inc. ("Au") as stipulated in the final settlement agreement and release (the "Settlement Agreement") entered into on August 24, 2007 between LKA and Au.

3.4

Within 15 months of the Closing Date (the "Initial Commitment Period") Richmont must expend US$6,000,000 (the "Initial Commitment") to fund Option Expenditures

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

with the objective of advancing the project towards commercial production.  If Richmont fails to complete the Initial Commitment in full before the end of such 15 month period or if Richmont relinquishes its interest in the OJV Agreement prior to that time without having completed the Initial Commitment, the shortfall will be paid in cash to LKA within 30 days of the end of the 15 month period or the date of relinquishment, as applicable.

3.5

Upon completion of the funding required for the Initial Commitment, Richmont will have the right, but not the obligation to invest a further US$6,000,000 (the "Second Commitment") in Option Expenditures.  The right will be exercisable at any time prior to expiry of the Initial Commitment Period by Richmont giving notice to LKA that it intends to proceed with the Second Commitment.  In the event Richmont gives such notice, it must expend the full amount of the Second Commitment within 24 months (the "Second Commitment Period") of the expiry of the Initial Commitment Period , provided however that the Second Commitment Period shall be reduced to 12 months if (i) all regulatory approvals, permits and licenses necessary for the development of an access drift at the 16th level of the Mine shall have been obtained prior to the date that is 90 days after the Closing Date, and (ii) LKA and Richmont shall have agreed prior to the end of the First Commitment Period to amend the Mine Plan referred to in section 7.4 to provide for such development .. If Richmont is unable to complete expenditure of the Second Commitment totaling US$6,000,000 on or before the expiry of the Second Commitment Period, Richmont may nonetheless maintain the Option and its rights under the OJV Agreement by paying LKA the difference between US$6,000,000 and the amount actually spent by Richmont prior to the end of the Second Commitment Period.

3.6

Upon Richmont's written notification to LKA no later than 30 days after the completion of the Second Commitment Period that the Second Commitment has been timely completed, Richmont shall be deemed to have exercised the Option and title to the 50% Interest shall be automatically vested in Richmont (subject to divestment if the Final Commitment (as defined below) is not completed).  The Deed and Assignment referred to in section 4.1( i ) will promptly be delivered to Richmont from the escrow established pursuant to section 4.1( i ).

3.7

Upon completion of the funding required for the Second Commitment, Richmont will have the right, but not the obligation to invest a further US$6,000,000 (the "Final Commitment") in Option Expenditures.  The right will be exercisable at any time prior to expiry of the Second Commitment Period by Richmont giving notice to LKA that it intends to proceed with the Final Commitment.  In the event Richmont gives such notice, it must expend the full amount of the Final Commitment within 24 months (the "Final Commitment Period") of the expiry of the Second Commitment Period.  If Richmont is unable to complete expenditure of the Final Commitment totaling US$6,000,000 on or before the expiry of the Final Commitment Period, Richmont may nonetheless maintain the Option and its rights under the OJV Agreement by paying LKA the difference between US$6,000,000 and the amount actually spent by Richmont prior to the end of the Final Commitment Period.

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

3.8

In the event Richmont fails to fund the Initial Commitment, the Second Commitment or the Final Commitment within the associated Commitment Period, its interest in the Option, the OJV Agreement and the Properties will be immediately forfeited, and Richmont will promptly deliver to LKA all data, files, reports and information relating to the Mine, withdraw from the Property and relinquish ongoing operations on the Property to LKA.  The Deed of Relinquishment referred to in section 4.1( i ) will promptly be delivered to LKA from the escrow established pursuant to section 4.1( i ).

3.9

In the event Richmont expends more on account of Option Expenditures than is required to be expended during any Commitment Period in accordance with the preceding sections, Richmont may apply the amount of any such surplus against its expenditure commitments for any future Commitment Periods.

3.10

Richmont may at any time relinquish the Option and its rights under the OJV Agreement for any reason including not having identified sufficient mineralized resource to justify, in Richmont's discretionary view, the development and construction of the infrastructure required for exploitation.  If Richmont so relinquishes, or if this Letter Agreement or the OJV Agreement is otherwise terminated for any reason, Richmont shall (a) forfeit all amounts paid or spent prior to the termination, (b) make any payment then due to LKA under this Letter Agreement or the OJV Agreement (which, for greater certainty, shall not include any unfunded portions of the Second Commitment or Final Commitment) , (c) not retain any right, title, or interest in and to this Letter Agreement, the Property and related assets; (d) promptly provide to LKA an instrument suitable for recording reflecting its relinquishment of any such right, title or interest; (e) promptly provide all data and other information obtained by Richmont with respect to the Property to LKA; (f) indemnify LKA for all claims arising out of Richmont's operations on the Property prior to the date of relinquishment, provided that, with respect to any claims relating to (i) operations conducted pursuant to Article 6, (ii) closure and other obligations to the extent Richmont's operations on the Property or other activities pursuant to this Agreement have contributed to the value of the Property and (iii) environmental, health and safety or any other condition existing prior to commencement of Richmont's operations on the property or arising from Richmont's attempts to rectify any such pre-existing condition, Richmont shall only be liable for its gross negligence or wilful misconduct; and (g) refrain for a period of five years from acquiring any interest in any property within the Area of Interest.  Furthermore, upon termination of the Option, the last day of each survival period for the representations and warranties contemplated by section 7.5 shall be the effective date of termination.

3.11

Richmont will promptly provide LKA with all accounting and other data reasonably necessary for LKA to confirm all Option Expenditures incurred by Richmont and Richmont's satisfaction of the Initial Commitment, the Second Commitment and the Final Commitment.

3.12

The OJV Agreement will contain provisions allowing LKA a reasonable period of time to dispute any Option Expenditures claimed by Richmont and provide a dispute resolution mechanism in the event of any disagreement.  In the event any Option Expenditure claimed by Richmont is subsequently disallowed, Richmont's satisfaction of any Option

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

Commitment during any Commitment Period shall not be adversely affected, provided Richmont either pays the amount of the disallowed Option Expenditure to LKA or adds the disallowed amount to its Option Commitment for a subsequent Commitment Period.

4.

CLOSING OF OPTION

4.1

On the Closing Date, the following shall occur:

(a)

the Parties shall execute and deliver:

(i) the OJV Agreement; and

(ii) the Subscription Agreement;

(b)

Richmont will pay to LKA the consideration payable for the Subscription Shares;

(c)

LKA will issue to Richmont the Subscription Shares;

(d)

Richmont shall pay to IBK any amounts due on the Closing Date on account of the Finders Fee;

(e)

Richmont will deliver to LKA an opinion of legal counsel to Richmont with respect to customary matters related to proper execution and delivery of the OJV Agreement and the Subscription Agreement and the enforceability thereof against Richmont;

(f)

LKA will deliver to Richmont an opinion of legal counsel to LKA with respect to to customary matters related to (i) proper execution and delivery of the OJV Agreement and the Subscription Agreement and the enforceability thereof against LKA; (ii) the proper issuance of the Subscription Shares in compliance with all laws; (iii) the attachment and perfection of the security interest contemplated in section 6.2, (iv) the recording of this Letter Agreement; and (v) title to the Claims and the Related Rights.

(g)

each Party will deliver certificates of good standing, officer's certificates certifying incumbency, articles, bylaws and authorizing resolutions and such other closing documents as may reasonably be requested by the other Party or as are customary for similar transactions;

(h)

the Committee established pursuant to the OJV Agreement shall meet and approve the Mine Plan referred to in section 7.4;

(i)

the Parties will establish an escrow in Colorado into which LKA will deposit a deed and assignment (the "Deed and Assignment") conveying to Richmont the 50% Interest, free and clear of all liens, mortgages, deeds of trust, security interests, pledges, charges and encumbrances and rights of others (collectively, "Liens") arising by, through or under LKA, except for the rights of Au pursuant to the NSR Royalty Agreement, and into which Richmont will deposit a deed and

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

assignment (the "Deed of Relinquishment") relinquishing and releasing to LKA the 50% Interest, free and clear of all Liens arising by, through or under Richmont.  The Deed and Assignment and the Deed of Relinquishment will be accompanied by appropriate instructions directing the escrow agent to deliver both documents to LKA in the event Richmont fails to complete its spending obligations under the OJV Agreement in respect of the Option Commitment or relinquishes its interest in the Option and the OJV Agreement or to deliver to Richmont the Deed and Assignment upon completion of the Second Commitment as contemplated in section 3.6 and the Deed of Relinquishment upon completion of the Final Commitment; and

(j)

LKA shall deliver to Richmont such security agreements and other documents and instruments as are necessary to grant, and evidence the attachment and perfection of, the security interest referred to in section 6.2.

4.2

In the event the matters contemplated in section 4.1 are not completed within 90 days following the execution and delivery of this Letter Agreement by LKA , the Closing Date will be extended until such matters are completed.

4.3

The Parties agree to take all such commercially reasonable actions as are necessary to complete all of the actions and deliver all of the agreements and other instruments set forth in section 4.1 on the Closing Date.

5.

MANAGEMENT DURING THE OPTION PERIOD

5.1

The OJV Agreement shall provide that a management committee (the "Committee") composed of an equal number of representatives of Richmont and LKA will be formed, upon execution, to supervise the performance by Richmont of exploration, development and production programs within the Property.  Richmont shall be appointed and act as the Party managing all activities (the "Manager") on or in respect of the Property under the OJV Agreement.

5.2

The OJV Agreement shall provide that, commencing as of its execution and ending upon the exercise of the Option (the "Option Period"), Richmont, as Manager, and under the supervision of the Committee, shall have complete discretion as to the manner in which daily activities are conducted and Option Expenditures are incurred within the Property, provided that Richmont, as Manager, shall:

(a)

keep the Property free and clear of all Liens arising from the conduct of its activities other than ordinary course of business liens such as those in favour of materialmen and mechanics;

(b)

provide LKA written quarterly summary reports of activities as well as copies, in a timely manner, of drill results, metallurgical studies and any other study or report, and provide an annual report of all activities within 90 days following the end of each year of the Option Period; in addition, Richmont shall promptly notify LKA of any material incident or event;

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

(c)

conduct activities in a good, workmanlike and efficient manner in accordance with the Mine Plan prepared pursuant to section 7.4 and sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of the mining rights and permits attaching to the Property; and

(d)

allow LKA to obtain, at all reasonable times within normal business hours, (i) access to, and the right to inspect and copy all maps, drill logs, core tests, reports surveys, assays, analyses, technical, and other information acquired in the course of operations, in paper, or in electronic form; and (ii) the right to inspect, at its sole risk and expense and subject to reasonable safety regulations, the Lower Mine Sector, drill core and activities performed therein, as long as it does not interfere with operations.

6.

COMMERCIAL PRODUCTION DURING THE OPTION PERIOD

6.1

Richmont may commence commercial production from the Property before all of the Option Expenditures have been made.  Exploration and development costs associated with such production will be included in the Option Expenditures, but all costs normally treated as cash operating costs using U.S. generally accepted accounting principles will not be included in such expenditures.  Instead, all operating costs during the Option Period will be funded by Richmont and recovered by Richmont (in priority to any Joint Venture distributions) from the proceeds of production together with a financing charge equal to the sum of (a) the annual rate of interest publicly announced from time to time by Citibank N. A. as its prime rate in effect at its principal offices in New York City plus (b) 3% per annum from the date of advance to the date of recovery.  Richmont and LKA will share the proceeds from such production, net of such operating and financing costs, on a 50/50 basis.

6.2

Until such time as Richmont has a vested 50% interest in the Property, LKA shall grant to Richmont a first priority perfected security interest in the Property and all proceeds therefrom to secure its obligation to pay Richmont its 50% share of proceeds pursuant to section 6.1.

7.

REPRESENTATIONS, WARRANTIES, AND COVENANTS

7.1

In the OJV Agreement, each Party shall represent and warrant to the other that:

(a)

it is a body corporate duly incorporated and in good standing in its jurisdiction of incorporation and it is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of the OJV Agreement;

(b)

it has the capacity and authority to enter into and perform the OJV Agreement and all transactions contemplated therein and all corporate and other actions required to authorize it to enter into and perform the OJV Agreement have been properly taken;

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

(c)

it will not breach any other agreement, or any undertaking, security or arrangement by entering into or performing the OJV Agreement; and

(d)

the OJV Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms and the person executing the OJV Agreement on its behalf is duly authorized to do so.

7.2

LKA represents and warrants and, in the OJV Agreement, LKA shall represent and warrant, to Richmont that:

(a)

it is the sole (100%) owner of the Property free and clear of all Liens, except for the paramount title of the United States in the unpatented mining claims and except for any matters identified by LKA in Schedule A to this Letter Agreement; it has not granted any unregistered real or personal rights thereon to third parties, it is in possession of the Property and knows of no other person claiming any interest in the Property or the ground covered thereby, except for the rights of Au pursuant to the NSR Royalty Agreement; and, with respect to each of the unpatented mining claims (collectively, the "Mining Claims") to the best of LKA's actual knowledge : (i) they were properly laid out and monumented on available public domain land open to appropriation by mineral location; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were timely and properly recorded and filed with appropriate governmental agencies, and all payments required in connection therewith were timely and properly made; (iv) assessment work of a nature sufficient to hold the claims has been timely and properly performed, and all claim maintenance and related fees have been timely paid as required by law in order to maintain the claims; (v) all affidavits of assessment work, evidence of payment of claim maintenance fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) LKA has no knowledge of conflicting claims or adverse interests in or to the Mining Claims; and (viii) the Mining Claims constitute a contiguous and compact group with no interior gaps or fractions.

(b)

LKA has conducted all of its activities on the Property in material compliance with applicable federal, state and local laws, rules and regulations, including without limitation those pertaining to human health and safety and protection of the environment, and that to the best of LKA's actual knowledge, except for materials used, stored and disposed of in compliance with applicable laws and otherwise commonly used in the mining industry in connection with ongoing operations on the Property, the Property is free and clear of any hazardous or toxic material, pollution, or other adverse environmental conditions arising out of mining activities conducted thereon, which may give rise to any environmental liability under environmental laws and, to LKA's actual knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any hazardous substances or

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

materials has otherwise occurred at the Property, except in compliance in all material respects with all environmental laws;

(c)

LKA is not aware of, nor has LKA received notice or other communication from any federal, state, or local governmental agency that there exists on the Property, any physical or environmental condition which constitutes a violation of any applicable federal, and state or local governmental law, regulation, or ordinance, and there are no pending or, to LKA's knowledge, threatened claims, suits, actions, proceedings or investigations with respect thereto;

(d)

Except as disclosed to Richmont in writing, LKA has obtained and is in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all governmental authorities under all environmental laws required for the operations on the Property as currently conducted, and there are no pending or, to the knowledge of LKA, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations, and LKA does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations, provided that no representation is made by LKA in section 7.2(b) to (d) in respect of the compliance by LKA with the standards established by the Mine Safety and Health Administration of the U.S. Department of Labor;

(e)

LKA has divulged or made available to Richmont all relevant material information and data known by it concerning the Property and has not knowingly omitted to disclose any material information necessary to make the information provided by it to Richmont not misleading; in particular, but without limitation, the content of Schedule "A" is accurate and complete in all material respects.

(f)

A true, complete and accurate copy of the final Settlement Agreement entered into on August 24, 2007 between LKA and Au has been filed by LKA with the U.S. Securities and Exchange Commission on August 24, 2007 and is attached as Schedule "C".  The Settlement Agreement has not been amended, supplemented or otherwise modified, and there are no other agreements, commitments or understandings between LKA and Au in respect thereof.  LKA has complied with all of its obligations under the Settlement Agreement and has made all payments required to be made by it thereunder.

(g)

LKA has divulged or made available to Richmont all relevant material information and data known by it concerning the ongoing litigation between Au and Barrick Gold Corporation and has not knowingly omitted to disclose any material information concerning this litigation.

(h)

A true, complete and accurate copy of the final net smelter return royalty agreement (the " NSR Royalty Agreement ") entered into on August 24, 2007

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

between LKA and Au is attached as Schedule "D".  The NSR Royalty Agreement has not been amended, supplemented or otherwise modified, and there are no other agreements, commitments or understandings between LKA and Au in respect thereof.  LKA has complied with all of its obligations under the NSR Royalty Agreement and has made all payments required to be made by it thereunder on or before the date of this Letter Agreement.

7.3

Without limitation to  LKA's liability for breach of any representation and warranty given by LKA, Richmont will represent and warrant in the OJV Agreement that it has satisfactorily completed its due diligence review of the Property and is satisfied with the status of title and the condition of the Property.

7.4

A mine plan (the " Mine Plan ") shall be prepared by Richmont in accordance with good mining practices and such plan shall, upon approval by the Committee in accordance with section 4.1( h ), be attached to the OJV Agreement before operations are commenced on the Property.  In the OJV Agreement, Richmont will covenant that it intends to carry out the Mine Plan and to use its best efforts to limit operating costs and other budgeted items to those projected in such plan.  If Richmont subsequently determines that operating costs or other budgeted items contained in such plan will increase by more than 10%, Richmont will promptly advise the Committee and provide full details regarding the cost increases and Richmont's proposals for moderating, if possible, the effect of the increases.

7.5

LKA covenants and agrees not to amend, supplement, modify or waive any of the provisions of the Settlement Agreement or the NSR Royalty Agreement without Richmont's consent.

7.6

All of the representations and warranties set forth in section 7.1 shall survive the execution of the OJV Agreement and shall remain true and correct throughout the term of the OJV Agreement.  The representations and warranties set forth in section 7.2 shall survive the execution of the OJV Agreement for a period of three years, other than the representation and warranty set forth in section 7.2(a), which shall survive indefinitely.

8.

OTHER PROVISIONS OF THE OJV AGREEMENT

8.1

Upon completion of the Final Commitment, the OJV Agreement shall provide that a joint venture (the "Joint Venture") has been established with an undivided 50% interest for Richmont and an undivided 50% interest for LKA. Both Parties will thereafter contribute to all costs and expenditures in accordance with their respective Interests.  The Parties will share the products produced from the Property in kind or, upon election of both Parties, the proceeds from the sale of such products in accordance with their respective interests, and shall pay separately their federal and state (if any) income taxes.  The Colorado severance or production tax will be paid by the Joint Venture prior to product or cash distribution to the Parties.  Richmont shall remain the Manager as long as its interest is not lower than 50% and it does not default with respect to any material obligation required of it by the Joint Venture.

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

8.2

The OJV Agreement shall provide that any additional mineral deposit developed within the Area of Interest will also be funded by both Parties in accordance with their respective interests.

8.3

The OJV Agreement shall provide that Richmont, in its capacity as Manager, shall be entitled to determine to beneficiate all or any of the products produced from the Property using the milling and processing facilities owned by it or its affiliates so long as the overall economic case for beneficiating such products at such facilities (including with respect to recovery rates and indirect costs such as transportation) is competitive with the economic case for using any alternative third party facilities.  If products produced from the Property are beneficiated using the milling and processing facilities owned by it or its affiliates Richmont or its affiliate shall be entitled to charge the Joint Venture a fee competitive with the fee an arm's length party would charge for providing similar services.

8.4

The OJV Agreement shall supersede this Letter Agreement, and shall include all necessary or appropriate provisions that are commonly used in the mining industry for option and joint venture agreements.  These necessary or appropriate provisions will be based upon the Rocky Mountain Mineral Law Foundation Form 5 Agreement as supplemented and modified by the express terms of this Letter Agreement and will include, without restricting the generality of the foregoing:

(a)

the Committee's governance provisions, including a dispute resolution mechanism;

(b)

a detailed description of the Manager's rights and duties, including provisions regarding preparation and adoption of programs and budgets and for reimbursement to the Manager for its costs in accordance with industry practices, including reimbursement for any costs for home office overhead, home office personnel assigned directly to work on the Property and similar charges directly related to the Property; provided that all personnel and services provided by Richmont shall be priced on an arm's-length, competitive basis;

(c)

a clause of force majeure which shall, among other things, expressly allow the extension of the Option Period and any Commitment Period under force majeure circumstances and provide that Richmont's expenses during the force majeure shall be calculated as Option Expenditures;

(d)

a dilution mechanism reducing a Party's Interest if such Party elects not to fund its proportionate share of costs and expenditures or to fund a lesser contribution;

(e)

a clause whereby, upon the reduction of a Party's Interest to 15% or less, said Party shall be deemed to have withdrawn from the OJV Agreement and shall further be deemed to have assigned, conveyed and transferred its entire Interest to the other Party (the "Royalty Payor"). Upon such deemed withdrawal, the withdrawing Party (the "Royalty Holder") shall be entitled to receive a ten percent (10.0%) Net Smelter Return royalty ("NSR") from the Property (the

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

"Royalty") to be calculated and paid as set out in Schedule "B" , and shall no longer have any other right as a Party under the OJV Agreement, nor any right in and to the Property or its related Assets.  The right of the Royalty Holder to receive the NSR will be set out in a recordable royalty deed which will be executed and delivered to the Royalty Holder by the Royalty Payor at the time of withdrawal;

(f)

the indemnification of the Manager by both Parties for its performance of activities, except in case of gross negligence or willful misconduct on its part;

(g)

a reciprocal right of first refusal for each Party applicable to any transfer of Interest (and of the Royalty, if applicable), provided that a transfer by a Party to an affiliate thereof shall not be subject to such right of first refusal; and

(h)

provisions similar to those set forth in articles 4 and 6 above.

8.5

The OJV Agreement shall include provisions determining an area of interest ("Area of Interest") of five (5) miles of the outermost boundaries of the Claims and any additional property interest acquired by either Party within this area shall, at the option of the other Party, become part of the Property and subject to the provisions of the OJV Agreement. The Parties may jointly elect to expand this Area of Interest.

9.

EXPENSES

9.1

Subject to section 3.3(b), each Party hereby agrees to pay its own and all its representatives' fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Letter Agreement, the OJV Agreement and any other agreements or documents required to consummate the Transaction.

10.

CONFIDENTIALITY AND PUBLICITY

10.1

The terms and conditions of this Letter Agreement and of the OJV Agreement together with any other information concerning the Transaction and the Property, which may be disclosed by any Party, its directors, officers, employees, managers, consultants, agents or affiliates (collectively, a "Disclosing Party") and received by any other Party, its directors, officers, employees, managers, consultants, agents or affiliates (collectively, a "Recipient"), shall be kept strictly confidential, except that either Party may disclose such information to its bankers, lenders or potential assignees or transferees under a written confidentiality agreement.  Such obligation shall not apply to any such information which:

(a)

is or becomes known to the public generally through no wrongful act of a Recipient, its directors, officers, employees, managers, agents or affiliates;

(b)

is received by a Recipient from a third party who is not, to the best of a Recipient's knowledge, under an obligation of confidentiality to the Disclosing Party;

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

(c)

is approved for release by written authorization of the Disclosing Party;

(d)

was in a Recipient's possession prior to the time of disclosure hereunder; or

(e)

is required to be disclosed by applicable law or order of a court of competent jurisdiction or a recognized stock exchange or government department or agency, provided that, where possible, the Party making the disclosure hereunder, give reasonable prior notice of such disclosure to the other Parties.

10.2

The provisions set forth in section 10.1 shall be binding and shall take effect from the date of execution and delivery of this Letter Agreement by LKA and shall be terminated and cease to have any further force or effect one (1) year following (i) the exercise or the termination of the Option, or (ii) following the termination of this Letter Agreement in the event the Parties fail to conclude the OJV Agreement.

10.3

Public announcements or reports (including press releases) by a Party of any information relating to this Letter Agreement, the Transaction and the Property (whether given to a stock exchange or otherwise) shall be made on the basis of agreed texts approved in good faith in advance of issuance by the other Party, such approval not to be unreasonably withheld.  Each Party (the "Reporting Party") accordingly agrees with the other Party that it will, in advance of reporting to a stock exchange or otherwise, advise the other Party of the text of the proposed report and provide the other Party with the opportunity to make, acting reasonably, comment upon and changes to the form and content thereof before the same is issued.  Such comments or changes, as the case may be, shall be communicated to the Reporting Party within a reasonable time having due regard to the urgency of the announcement but, in any event, not later than 24 hours after its communication to the other Party.

11.

GENERAL PROVISIONS

11.1

This Letter Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.  Neither Party shall assign its rights or delegate its obligations hereunder voluntarily or by operation of law, without the prior written consent of the other Party except that Richmont shall be entitled to assign its rights and delegate its obligations hereunder to a wholly-owned subsidiary of Richmont.

11.2

No modification or amendment to this Letter Agreement shall be valid unless made in writing and duly executed by the Parties.

11.3

This Letter Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof.

11.4

All monetary amounts expressed in dollars in this Agreement shall be determined and payable in United States currency, unless otherwise expressly provided.

11.5

This Letter Agreement is made under and shall be governed by and construed in accordance with the laws of the State Colorado and the laws of USA applicable therein.

Offer -Option and Joint Venture Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

11.6

If any term, part or provision of this Letter Agreement is declared unenforceable, illegal, or in conflict with any laws to which this Letter Agreement and the Transaction are subject, such term, part or provision shall be considered severed from this Letter Agreement, the remaining portions thereof shall not be affected and this Letter Agreement shall be construed and enforced as if it did not contain that term, part or provision.

11.7

This Letter Agreement shall not be recorded, but the Parties shall promptly following its execution and delivery by LKA prepare and file or record a memorandum of this Letter Agreement, which memorandum will be limited to such information as is deemed necessary by Richmont to protect its rights under this Letter Agreement.

Please confirm your acceptance of the foregoing by executing and delivering this Letter Agreement by return facsimile, original to be couriered to Richmont's offices, at the following address:

Richmont Mines Inc.

110 Avenue Principale

Rouyn-Noranda, Quebec

J9K 4P2

Telephone: 819-797-2465

Fax: 819 797-0166

Attention: President

Yours truly,

RICHMONT MINES INC.

/s/ Martin Rivard

____________________________

Martin Rivard

President

AGREED AND ACCEPTED AS OF THIS __5th__ DAY OF NOVEMBER 2007.

LKA INTERNATIONAL, INC.

Per:

_/s/ Kye A. Abraham____________________________

Duly Authorized Officer Kye A. Abraham, President

Schedule "A" to the Letter Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

SCHEDULE "A"

DESCRIPTION OF THE PERMITS AND LAND STATUS

OF THE GOLDEN WONDER MINE

The Golden Wonder Mine property is located in Section 10, Township 43 North Range 4 West, Hinsdale County, Colorado, approximately one mile southeast of Lake City, Colorado.

The Golden Wonder Mine property currently consists of three (3) patented lode mining claims covering approximately 20 acres and twenty five (25) unpatented lode mining claims covering approximately 460 acres as follows:

Patented Mining Claims

Golden Wonder Lode

Mineral Survey No. 552

Golden Mammoth Lode

Mineral Survey No. 553

Golden Carbonate Lode

Mineral Survey No. 17651

Unpatented Mining Claims

Gold Quartz No. 1

Serial No. CMC 248966

Gold Quartz No. 2

Serial No. CMC 248967

Gold Quartz No. 3

Serial No. CMC 248968

LKA No. 1

Serial No. CMC 252483

LKA No. 2

Serial No. CMC 252484

AU No. 1

Serial No. CMC

AU No. 2

Serial No. CMC

AU No. 3

Serial No. CMC

AU No. 4

Serial No. CMC

AU No. 5

Serial No. CMC

AU No. 6

Serial No. CMC

AU No. 7

Serial No. CMC

AU No. 8

Serial No. CMC

AU No. 9

Serial No. CMC

AU No. 10

Serial No. CMC

AU No. 11

Serial No. CMC

AU No. 12

Serial No. CMC

AU No. 13

Serial No. CMC

AU No. 14

Serial No. CMC

AU No. 15

Serial No. CMC

AU No. 16

Serial No. CMC

AU No. 17

Serial No. CMC

AU No. 18

Serial No. CMC

AU No. 19

Serial No. CMC

AU No. 20

Serial No. CMC

Schedule "A" to the Letter Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

The surface of the unpatented lode mining claims is administered by the Bureau of Land Management ("BLM").

(See attached property map)

 ACTUAL MINE PERMITS:

The following mining permits are currently in place for the Golden Wonder Mine property:

1.

110d Surface Reclamation Permit issued by Colorado Division of Reclamation Mining and Safety ("DRMS") for surface disturbances at level 3.  The portal at level 3 is located on private land (the Golden Wonder patented mining claim).

2.

110d Surface Reclamation Permit issued by Colorado DRMS for surface disturbances at level 6.  The portal at level 6 is located on BLM land (the Gold Quartz unpatented mining claim).

3.

Bureau of Land Management ("BLM") Plan of Operations for surface disturbance of less than 5 acres at the level 6 portal.

4.

BLM Permit for drilling the water disposal test holes at the lower level where the LKA exploration drift is planned ("LKA Drift").

Schedule "B" to the Letter Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

SCHEDULE "B"

DESCRIPTION OF NET SMELTER RETURN

1.

Definitions

The terms used but not defined in this Schedule "B" shall have the respective meanings ascribed thereto in the Letter Agreement and, unless something in the subject matter or context is inconsistent therewith, the following terms shall have the meaning set forth below:

1.1

"Net Smelter Return" shall mean the actual proceeds from the sale of Products received, from time to time, by the Royalty Payor from any independent custom smelter, mint, refinery or other purchaser or user, less:

1.1.1

all actual charges and costs, including insurance premiums and in-transit security costs, for transportation of Products from the Property to the place of sale or other disposition, whether transported by the Royalty Payor or a third party;

1.1.2

all actual charges, costs, deductions, and penalties for the processing, treatment, tolling, smelting, refining or minting of the Products and all costs and charges associated therewith, such as costs and charges with respect to handling, weighing, sampling, assaying and marketing, as well as representation charges, referee's fees and expenses, after said Products leave the Property;

1.1.3

severance, production, ad valorem, excise, sales, and any other similar taxes or fees (excluding income taxes) paid to any lawful taxing authority on Products mined from the Property; and

1.1.4

all production royalties or other fees based on mineral production that are currently payable to third parties or may become payable to the U.S. Government.

For purposes of calculating Net Smelter Return in the event the Royalty Payor elects not to sell any portion of any gold or silver derived from the Property, but instead elects to have the final product of any such gold or silver credited to or held for its account with any smelter, refiner or broker, such gold or silver shall be deemed to have been sold at the Quoted Price on the day such gold or silver is actually credited to or placed in the remaining Party's account.  For gold, the term "Quoted Price" shall mean the price per ounce of gold as quoted on the London P.M. gold fixing (or A.M. fixing if there is no P.M. fixing on that day) as published in the Financial Times (or any mutually agreeable substitute source if the information is not available from the Financial Times), on the date of final settlement from the smelter, refinery or other buyer of the gold on which the

Schedule "B" to the Letter Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

production royalty is to be paid.  For silver, the term "Quoted Price" shall mean the price per ounce of silver as quoted on the London fixing for silver as published in the Financial Times (or any mutually agreeable substitute source if the information is not available from the Financial Times on the date of final settlement from the smelter, refinery or other buyer of silver on which the production royalty is to be paid.  If Products are transported, processed, smelted, or refined by the Royalty Payor or an affiliate thereof, all charges, costs, penalties, and deductions referred to in this section 1.1, and used for calculating Net Smelter Return shall be equivalent to the prevailing competitive rates charged by a person who is not an affiliate in an arm's-length transaction for transportation, smelting, or refining of a like quantity and quality of such Products.

1.2

"Products" means all ores, minerals, metals and concentrates and any other mineral resources produced from the Property.

1.3

"Royalty Holder" means the withdrawing Party and any successor or assign thereto.

1.4

"Royalty Payor" means the remaining Party and any successor or assign thereto.

2.

Calculation of Net Smelter Return

An estimate of the quarterly Net Smelter Return shall be calculated by the Royalty Payor at the end of each calendar quarter, and the Net Smelter Return shall be calculated by the Royalty Payor at the end of each calendar year. The estimate of the quarterly Net Smelter Return and a statement containing the Royalty Payor's calculation of the annual Net Smelter Return shall be transmitted to the Royalty Holder together with payments of Net Smelter Return Royalty, if any, pursuant to section 9 of this Schedule "B", within forty-five (45) days of the end of the first three quarters of each calendar year and within sixty (60) days of the end of each calendar year, respectively.

3.

Payment of Net Smelter Return Royalty

Payments of the Net Smelter Return royalty shall be made to the Royalty Holder, on a quarterly basis, within sixty (60) days of the end of the first three quarters and within ninety (90) days of the end of each calendar year, for each quarterly period during which each such payment is accrued to Royalty Holder's account.  Production royalties shall accrue to Royalty Holder's account upon any provisional or final settlement and payment by the smelter, refinery or other ore buyer to the Royalty Payor for the Products sold and for which the production royalty is payable.  All production royalty payments shall be made as instructed by the Royalty Holder by wire transfer to the Royalty Holder’s account or by the Royalty Payor's check.

4.

Hedging Activities

The parties acknowledge and agree that the Royalty Payor shall have the exclusive right to market and sell to third parties Products produced from the Property in any manner it chooses, including without limitation the forward sale of Products on the commodity market and the repayment of gold loans.  Royalty Holder shall have absolutely no right to

Schedule "B" to the Letter Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

participate or obligation to share whatsoever in any price protection or hedging activities of the Royalty Payor, including any sales of Products derived from the Property by the Royalty Payor on the commodity market or otherwise, or in any profits received or losses suffered by the Royalty Payor as a result of such marketing or hedging activities.  Notwithstanding the foregoing, in the event the Royalty Payor sells or otherwise disposes of production pursuant to any hedging or price protection arrangements, "actual proceeds from the sale of Products" for the purposes of the definition of "Net Smelter Return" shall be determined with reference to the Quoted Price and not to the amounts received by the Royalty Payor pursuant to such hedging or other price protection arrangements.

5.

Commingling

The Royalty Payor shall have the right of mixing or commingling, either underground, at the surface, or at processing plants or other treatment facilities, any material containing Products mined or extracted from the Property with any similar substances derived from other Products, lands or properties, provided that the commingling is accomplished only after the material has been fairly and accurately weighed and sampled in accordance with standard industry practices.

6.

Sampling

Any determination of weight, volume, moisture content, amenability, or pay metal or mineral content, and any sampling and analysis by the Royalty Payor, shall be binding upon Royalty Holder if made in accordance with sound mining and metallurgical practices and standard sampling and analysis procedures prevailing in the mining and milling industry.

7.

Processing

All determinations with respect to:  (a) whether ore will be beneficiated, processed or milled by the Royalty Payor or sold in a raw state, (b) the methods of beneficiating, processing or milling any such ore, (c) the constituents to be recovered therefrom, and (d) the purchasers to whom any ore, minerals or mineral substances may be sold shall be made by the Royalty Payor in its sole and absolute discretion.

8.

Verification and Disputing of Net Smelter Return and Other Factors

The Royalty Holder may verify and dispute the Manager's calculation of Net Smelter Return or its compliance with any other item set out in this Schedule "B" during a period of six (6) months following receipt of the annual statement of Net Smelter Return. The Royalty Payor shall maintain adequate records which shall be made available to the Royalty Holder during said six (6) month period to enable the Royalty Holder to verify the correctness of the Royalty Payor’s calculation of the Net Smelter Return or its compliance with any other item set out in this Schedule "B".  If the Royalty Holder disputes, in writing, the correctness of the Royalty Payor’s determination of Net Smelter Return or its compliance with respect to any other item set out in this Schedule "B", the determination of whether the Royalty Payor’s actions were carried out according to this Schedule "B" shall be finally made by an independent auditor to be appointed by unanimous agreement between the Royalty Payor and the Royalty Holder. If the Royalty Holder does not dispute, in writing, the correctness of the Royalty Payor’s determination

Schedule "B" to the Letter Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

of Net Smelter Return or its compliance with respect to any other item set out in this Schedule "B", within six (6) months following the delivery of an annual statement, such annual statement shall be deemed to be correct and the Royalty Holder shall waive all of its rights to challenge said annual statement.

9.

Waste Materials

The ore, mine waters, leachates, pregnant liquors, pregnant slurries, and other products or compounds of metals or minerals derived from the Property shall be the property of the Royalty Payor burdened by the obligation to pay the production royalty.  The Royalty Payor shall not be liable for mineral values lost in mining or processing if such mining or processing is consistent with sound mining and metallurgical engineering practices.  The Royalty Payor shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and the Royalty Holder shall have no claim or interest therein except that any actual sales of such materials or Products contained therein shall be burdened by the obligation to pay the production royalty.

10.

Control of Operations

The Royalty Payor shall have the sole and exclusive control of all operations on or for the benefit of the Property, and of any and all equipment, supplies, machinery, and other assets purchased or otherwise acquired or under its control in connection with such operations.  The Royalty Payor may carry out such operations on the Property as it may, in its sole discretion, determine to be warranted, so long as such operations are conducted in accordance with procedures acceptable in the mining and metallurgical industry.  The timing, nature, manner and extent of any exploration, development, mining or processing operations carried out or in connection with the Property shall be within the sole discretion of the Royalty Payor and there shall be no implied covenant whatsoever to begin or continue any such operations.  If the Royalty Payor at any time, and from time to time after commencing operations, desires to shut down, suspend or cease operations for any reason, it shall have the right to do so.  The Royalty Payor may use and employ such methods of mining as it may desire or find most profitable.  The Royalty Payor shall not be required to mine, preserve, or protect in its mining operations any ores, leachates, precipitates, concentrates or other Products which cannot be mined or shipped at a reasonable profit to the Royalty Payor.  Subject to the requirements of this Schedule "B", any decision as to the time, manner and form, if any, in which Products are to be sold shall be made by the Royalty Payor in its sole discretion.

11.

No Implied Covenants

The Parties agree that in no event shall the Royalty Payor have any duty or obligation, express or implied, to explore for, develop, mine or produce ores, minerals or mineral substances from the Property, and the timing, manner, method and amounts of such exploration, development, mining or production, if any, shall be in the sole discretion of the Royalty Payor. Royalty Holder acknowledges that any expenditures made by the Royalty Payor to advance activities on the Property and the right to the production royalty are sufficient consideration for the conversion of its interest in the Property to an interest in Net Smelter Return.  None of the provisions of this paragraph 11 or any other

Schedule "B" to the Letter Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

provision of this Schedule "B" shall be deemed to limit or restrict the Royalty Payor’s ability to sell or otherwise convey or transfer to any third party all or any portion of the Royalty Payor's interest in the Property provided that such sale, conveyance or transfer shall expressly be made subject to the rights of the Royalty Holder as set out in this Schedule "B".

12.

Limitations

Royalty Holder shall have only a royalty interest in the Property and any other properties acquired within the Area of Interest (as defined in the OJV Agreement) and rights and incidents of ownership of a non-executive royalty owner.  Royalty Holder shall not have any possessory or working interest in the Property nor any of the incidents of such interest.  By way of example but not by way of limitation, Royalty Holder shall not have (a) the right to participate in the execution of applications for authorities, permits or licenses, mining leases, option, farm-outs or other conveyances, (b) the right to share in bonus payments or rental payments received as the consideration for the execution of such leases, options, farm-outs, or other conveyances, or (c) the right to enter upon the Property and prospect for, mine, drill for, or remove Products therefrom.

Schedule "C" to the Letter Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

SCHEDULE "C"

SETTLEMENT AGREEMENT

(attached)

Schedule "D" to the Letter Agreement between

Richmont Inc. and LKA International Inc. – Golden Wonder Project

SCHEDULE "D"

NSR ROYALTY AGREEMENT

(attached)